Press Release	Source: Ultra Clean Holdings, Inc.

Ultra Clean Technology Reports Third Quarter Revenue and Earnings in Line with Guidance
Monday, October 22, 2007 4:30 pm ET

UCT Also Announces Two New Customers
MENLO PARK, Calif., October  22, 2007 /PRNewswire/ -- Ultra Clean Holdings, Inc. (Nasdaq: UCTT), a leading developer and supplier of critical subsystems for the semiconductor capital equipment industry, today reported its financial results for the third quarter ended September 28, 2007.  Revenue for the third quarter of 2007 totaled $95.5 million, compared to $104.7 million in the second quarter ended June 29, 2007, a decrease of 8.8%, and compared to revenue of $104.1 million for the same period a year ago, an 8.2% decrease.  The company recorded net income of $3.5 million, or $0.16 per diluted share, during the third quarter of 2007, compared to $5.1 million or $0.23 per diluted share, for the second quarter of 2007 and net income of $5.6 million, or $0.25 per diluted share, for the same period a year ago.  Gross margin for the third quarter of 2007 was 14.0%, compared to 15.1% for the second quarter of 2007, and 14.8% for the same period a year ago.

Cash at the end of the third quarter of 2007 was $28.0 million, an increase of $8.1 million from $19.9 million at the end of the second quarter of 2007, and an increase of $9.1 million from $18.9 million at the end of the third quarter of 2006.  Third party debt at the end of the third quarter was also $28.0 million, a decrease of $800,000 from $28.9 million at the end of the second quarter of 2007 and a decrease of $5.4 million from $33.4 million at the end of the third quarter of 2006.

Clarence Granger, UCT’s Chairman and Chief Executive Officer commented:  “While this continues to be a challenging time for the industry, we are pleased with the company’s operating performance and cash generation in the third quarter.  We hit our guidance range for both revenue and earnings per share, despite significantly lower than expected industry demand.  We increased our cash reserves equal to that of our third party debt.  And we continued to execute on the new product awards announced in the first half of this year.”

Granger added, “In addition, we secured orders from two new strategic customers; Axcelis Technologies and Photon Dynamics.  During Q3, we began shipping gas delivery systems to Axcelis Technologies and we were awarded a process module contract from Photon Dynamics.  We expect to ship the first Photon Dynamics process module in Q1 2008 from one of our U.S. facilities and to transfer the manufacturing of this module to our Shanghai facilities in Q2 2008.  These new customer wins reflect further successes toward our stated objectives to grow faster than the overall industry and to expand our operations in Shanghai.”

Commenting on UCT’s corporate outlook, Granger noted, “We expect that revenue for the fourth quarter of 2007 will range between $87 million and $95 million, and net income per share to range between $0.08 and $0.14 per share, inclusive of an expected $0.01 per share charge for amortization of intangibles and $0.04 per share charge related to SFAS 123(R).  This projection reflects the expectation of a further decline in industry demand in the fourth quarter of 2007.  We remain confident in our strategic direction and our long term ability to grow faster than the industry.”
Ultra Clean will conduct a conference call on Monday, October 22, 2007, beginning at 2:00 p.m. PDT at 800/952-6697 (domestic) and 212/231-2901 (international).  A replay of the webcast will be available for fourteen days following the conference call at 800/633-8284 (domestic) and 402/977-9140 (international). The confirmation number for the live broadcast and replays is 21352079 (all callers). The conference call will also be webcast live and be available for fourteen days on our website.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a developer and supplier of critical subsystems for the semiconductor capital equipment industry.  Ultra Clean offers its customers an integrated outsourced solution for gas delivery systems and other subassemblies, improved design-to-delivery cycle times, component neutral design and manufacturing and component testing capabilities. Ultra Clean's customers are primarily original equipment manufacturers of semiconductor capital equipment. Ultra Clean is headquartered in Menlo Park, California. Additional information is available at www.uct.com.

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward- looking statements" (as defined in the U.S. Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "plan," "expect," "future,"' "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements.  Forward looking statements included in the press release include estimates made with respect to our fourth quarter revenue and diluted earnings per share.  All forward-looking statements address matters that involve risks and uncertainties. Accordingly, our actual results may differ materially from the results predicted or implied by these forward- looking statements. These risks, uncertainties and other factors include, among others, those identified in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 29, 2006 and quarterly report on Form 10-Q for the quarter ended June 29, 2007 filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information future developments or otherwise.

	Three months ended		Nine months ended
	September 28, 2007	September 29, 2006	September 28, 2007	September 29, 2006
Sales	$95,535	$104,065	$311,049	$229,729

Cost of goods sold	82,165	88,694	265,106	195,457

Gross profit	13,370	15,371	45,943	34,272

Operating expenses:
Research and development	648	806	2,275	2,137
Sales and marketing	1,494	1,231	4,253	3,311
General and administrative	5,700	5,284	18,479	11,811
Total operating expenses	7,842	7,321	25,007	17,259

Income from operations	5,528	8,050	20,936	17,013

Interest and other income (expense), net	(460)	(616)	(1,450)	(1,139)

Income before income taxes	5,068	7,434	19,486	15,874

Income tax provision	1,527	1,874	5,664	4,226

Net income	$3,541	$5,560	$13,822	$11,648

Net income per share:
Basic	$0.16	$0.27	$0.65	$0.63
Diluted	$0.16	$0.25	$0.63	$0.59

Shares used in computing
net income per share:
Basic	22,061	20,737	21,188	18,600
Diluted	22,139	21,879	22,012	19,624

	September 28, 2007	December 29, 2006
ASSETS
Current assets:
Cash	$28,038	$23,321
Accounts receivable	42,861	44,543
Inventory	51,189	47,914
Other current assets	8,095	5,489
Total current assets	130,183	121,267

Equipment and leasehold improvements, net	11,468	9,433
Goodwill	34,248	33,490
Tradename	21,100	22,112
Other non-current assets	846	745
Total assets	$197,845	$187,047

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Bank borrowings	$3,559	$4,206
Accounts payable	33,566	37,583
Other current liabilities	7,074	7,891
Total current liabilities	44,199	49,680

Capital lease obligations and other liabilities	27,711	30,199
Total liabilities	71,910	79,879

Commitments and contingencies
Stockholders' equity:
Common stock	87,611	82,046
Retained earnings	38,324	25,122
Total stockholders' equity	125,935	107,168
Total liabilities and stockholders' equity	$197,845	$187,047